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Exhibit 99.1

ADAPTEC, INC. ANNOUNCES PRICING OF PRIVATE OFFERING OF CONVERTIBLE
SUBORDINATED NOTES

        Milpitas, Calif.—February 28, 2002—Adaptec, Inc. (Nasdaq: ADPT) today announced the pricing of a private offering of $225 million of its 3% convertible subordinated notes due March 5, 2007. The offering is expected to close on March 5, 2002. The company has also granted the initial purchasers a 30-day option to purchase an additional $25 million of the notes. The company intends to use the net proceeds of the offering for general corporate purposes, including working capital, investments in the company's infrastructure and potential acquisitions, and it may also, from time to time, use a portion of the proceeds for the repurchase of its outstanding 4 3/4% Convertible Subordinated Notes due 2004.

        The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes are convertible into shares of the company's common stock at a conversion price of approximately $15.31 per share, which represents a premium of 32% over the closing bid price of the company's common stock on the Nasdaq National Market on February 27, 2002.

        The securities being offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

Safe Harbor Statement

        Information in this release about this offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with our business and general economic conditions. These and other factors are risks associated with our business that may affect our operating results are discussed in the section titled "Certain Factors Bearing Risks on Future Operating Results" in Part I, Item 2 of the company's most recently filed quarterly report on Form 10-Q.

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  Exhibit 99.1
ADAPTEC, INC. ANNOUNCES PRICING OF PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES